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                                                                   EXHIBIT 10.1

                                CONTRACT OF SALE

         This Agreement is entered into by and between DAVID M. FENDER and JANE
M. FENDER (collectively "Seller"), and GEORGE R. BEDELL ("Purchaser").

                             W I T N E S S E T H :

         FOR AND IN CONSIDERATION of the promises, undertakings, and mutual covenants of the parties herein set forth, Seller hereby agrees to sell and Purchaser hereby agrees to purchase and pay for all that certain property hereinafter described in accordance with the following terms and conditions:

                                   ARTICLE I
                                    PROPERTY

         The conveyance by Seller to Purchaser shall be of all the following described real property, together with all right, title and interest of Seller in and to any all strips or gores, roads, easements, streets, and ways bounding said property, and all rights of ingress and egress thereto, and shall include all improvements and fixtures located or to be located on said property with the exception of the crystal chandelier in the formal dining room of the residence and the stained glass mosaic built into the north wall of the "summer house" located closest to the water frontage of Lake Palestine on said property:

         Six (6) parcels of land, located in Smith County, Texas, and being described in Exhibit "A" attached hereto and made a part hereof for all purposes.

Hereafter the aforesaid real property is referred to collectively as the "Subject Property."

                                   ARTICLE II
                                 PURCHASE PRICE

         The purchase price to be paid by Purchaser to Seller for the Subject Property shall be the sum of One Million Forty Thousand and No/100 Dollars ($1,040,000.00). The purchase price shall be paid all in cash at the closing.


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                                  ARTICLE III
                                 EARNEST MONEY

         Within two (2) business days after final execution of this Contract by all parties hereto, Purchaser shall deliver Purchaser's check in the amount of Fifty Thousand and No/100 Dollars ($50,000.00) to Safeco Land Title of Dallas, 5220 Renaissance Tower, 1201 Elm Street, Dallas, Texas 75270, Attn: John Kerr (the "Title Company"). The Title Company shall immediately cash the earnest money check and deposit the proceeds thereof in an interest bearing account, the earnings from which shall accrue to the benefit of Purchaser (hereinafter the proceeds of the earnest money check shall be referred to as the "earnest money").

         In the event that this Contract is closed, then all earnest money shall be applied in partial satisfaction of the purchase price. In the event that this Contract is not closed, then the earnest money shall be disbursed in the manner provided for elsewhere herein. Notwithstanding the foregoing or anything to the contrary contained elsewhere in this Contract, it is understood and agreed that Ten Thousand Dollars ($10,000.00) of the earnest money shall in all events be delivered to Seller as valuable consideration for the Inspection Period described in Article VI hereinbelow and the execution of this Contract by Seller.

                                   ARTICLE IV
                            PRE-CLOSING OBLIGATIONS

         Within twenty (20) days from the date of execution of this Contract, Seller shall furnish to Purchaser a survey of the Subject Property prepared in 1997 by John Cowan & Associates. If Purchaser desires additional survey work, Purchaser must arrange for such work and pay all costs incurred in connection therewith.

         Within twenty (20) days from the date of execution of this Contract, Purchaser shall obtain a current commitment (the "Title Commitment") for the issuance of an owner's policy of title insurance to the Purchaser from the Title Company, together with good and legible copies of all documents constituting exceptions to Seller's title as reflected in the Title Commitment; a copy of the Title Commitment shall be furnished to Seller.

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                                   ARTICLE V
                            TITLE INSPECTION PERIOD

         Purchaser shall have a period of sixty (60) days following the date on which Purchaser receives the survey to be provided to Purchaser pursuant to
Article IV hereinabove in which to review and approve the survey and the Title Commitment to be obtained by Purchaser (the "Title Review Period"). If the information to be provided pursuant to Article IV reflects or discloses any defect, exception or other matter affecting the Subject Property ("Title Defects") that is unacceptable to Purchaser, then prior to the expiration of the Title Review Period Purchaser shall provide Seller with written notice of Purchaser's objections. Seller may, at its sole option, elect to cure or remove the objections raised by Purchaser; provided, however, that Seller shall have no obligation to do so. Should Seller elect to attempt to cure or remove the objections, Seller shall have ten (10) days from the date of Purchaser's written notice of objections (the "Cure Period") in which to accomplish the cure. In the event Seller either elects not to cure or remove the objections or is unable to accomplish the cure prior to the expiration of the Cure Period, then Seller shall so notify Purchaser in writing specifying which objections Seller does not intend to cure, and then Purchaser shall be entitled, as Purchaser's sole and exclusive remedies, either to terminate this Agreement by providing written notice of termination to Seller within ten (10) days from the date on which Purchaser receives Seller's no-cure notice or waive the objections and close this transaction as otherwise contemplated herein. If Purchaser shall fail to notify Seller in writing of any objections to the state of Seller's title to the Subject Property as shown by the Survey and Title Commitment, then Purchaser shall be deemed to have no objections to the state of Seller's title to the Subject Property as shown by the Survey and Title Commitment, and any exceptions to Seller's title which have not been objected to by Purchaser and which are shown on the Survey or described in the Title Commitment shall be considered to be "Permitted Exceptions." It is further understood and agreed that any Title Defects which have been objected to by Purchaser and which are subsequently waived by Purchaser shall be Permitted Exceptions. It is also understood and agreed that a two-thirds (2/3) interest in the minerals in and under the Subject Property was reserved by the grantors in a deed

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recorded in Volume 1328, Page 80 of the Deed Records of Smith County,
Texas. This mineral reservation and all easements to Texas Power & Light Company across the Subject Property shall be Permitted Exceptions.

                                   ARTICLE VI
                               INSPECTION PERIOD

         Purchaser, at Purchaser's sole expense, shall have the right to conduct a feasibility, environmental, engineering and physical study of the Subject Property for a period of time commencing on the date of execution of this Contract and expiring sixty (60) days from the date on which Purchaser receives the last of the items to be provided to Purchaser pursuant to Article IV hereinabove (the "Inspection Period"). Purchaser and Purchaser's duly authorized agents or representatives shall be permitted to enter upon the Subject Property at all reasonable times during the Inspection Period in order to conduct engineering studies, soil tests and any other inspections and/or tests that Purchaser may deem necessary or advisable; provided, however, that no drilling or other ground penetrations or physical sampling in any building shall be done without Seller's prior written consent, which consent shall not be unreasonably withheld or delayed. Purchaser further agrees to indemnify and hold Seller harmless from any claims or damages, including reasonable attorneys' fees, resulting from Purchaser's inspection of the Subject Property. In the event that the review and/or inspection conducted by this paragraph shows any fact, matter or condition to exist with respect to the Subject Property that is unacceptable to Purchaser, in Purchaser's sole discretion, or if for any reason Purchaser determines that purchase of the Subject Property is not feasible, then Purchaser shall be entitled, as Purchaser's sole remedy, to cancel this Contract by providing written notice of cancellation to Seller prior to the expiration of the Inspection Period. If Purchaser shall provide written notice of cancellation prior to the expiration of the Inspection Period, then this Contract shall be cancelled, all earnest money (less $10,000.00) shall be immediately returned to Purchaser by the Title Company, and thereafter neither Seller nor Purchaser shall have any continuing obligations one unto the other.

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                                  ARTICLE VII
              REPRESENTATIONS, WARRANTIES, AND COVENANTS OF SELLER

         Seller represents and warrants to Purchaser that Seller will convey the Subject Property to Purchaser at closing free and clear of all liens.

         Seller further covenants and agrees with Purchaser that, from the date hereof until the closing, Seller shall not sell, assign, or convey any right, title, or interest whatsoever in or to the Subject Property, or create or permit to exist any lien, security interest, easement, encumbrance, charge, or condition affecting the Subject Property (other than the Permitted Exceptions) without promptly discharging the same prior to closing.

         Seller hereby further represents and warrants to Purchaser, to the best of Seller's knowledge, as follows:

               a. There are no actions, suits, or proceedings pending or, to the best of Seller's knowledge, threatened against Seller or otherwise affecting any portion of the Subject Property, at law or in equity, or before or by any federal, state, municipal, or other governmental court, department, commission, board, bureau, agency, or instrumentality, domestic or foreign;

               b. The execution by Seller of this Contract and the consummation by Seller of the sale contemplated hereby have been duly authorized, and do not, and, at the closing date, will not, result in a breach of any of the terms or provisions of, or constitute a default under any indenture, agreement, instrument, or obligation to which Seller is a party or by which the Subject Property or any portion thereof is bound, and do not, and at the closing date will not, constitute a violation of any regulation affecting the Subject Property; and

               c. Seller has not received any notice of any violation of any ordinance, regulation, law, or statute of any governmental agency pertaining to the Subject Property or any portion thereof.

All of the foregoing representations and warranties of Seller are made by Seller both as of the date hereof and as of the date of the closing hereunder and shall survive the closing hereunder. Notwithstanding the foregoing or anything to the contrary contained herein, it is understood and agreed that the representations and warranties set forth hereinabove shall survive the closing of this Contract only for a period of two (2) years following the closing date, but not thereafter, and Seller shall have no liability of any kind whatsoever for any breach thereof except to the extent a claim is asserted against Seller within such two (2) year period. If any representations and warranties set forth herein are determined at any time on or before the date of closing to be untrue or unfulfilled, then Purchaser, as Purchaser's sole and exclusive remedy, may terminate

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this Contract by providing written notice of such termination to Seller, in which event the earnest money (less $10,000.00) shall be returned to Purchaser and thereafter neither Seller nor Purchaser shall have any further liabilities or obligations one unto the other.

         Notwithstanding the foregoing, or anything to the contrary contained herein, it is understood and agreed that the improvements on the Subject Property will be sold to Purchaser as is, with all faults, without any kind of warranty as to the fitness of such improvements.

                                  ARTICLE VIII
                        CONDITIONS PRECEDENT TO CLOSING

         The obligation of Purchaser to close this Contract shall, at the option of Purchaser, be subject to the following conditions precedent:

               a. All of the representations, warranties and agreements of Seller set forth in this Contract shall be true and correct in all material respects as of the date hereof and at closing, and Seller shall not have on or prior to closing, failed to meet, comply with or perform in any material respect any conditions or agreements on Seller's part as required by the terms of this Contract;

               b. There shall be no change in the matters reflected in the Title Commitment, and there shall not exist any encumbrance or title defect affecting the Subject Property not described in the Title Commitment except for the Permitted Exceptions;

               c. There shall be no changes in the matters reflected in the Survey, and there shall not exist any easement, right-of-way, encroachment, waterway, pond, flood plain, conflict or protrusion with respect to the Subject Property not shown on the Survey; and

               d. No material and substantial change shall have occurred with respect to the Subject Property which would in any way affect the findings made in the inspection of the Subject Property described in
         Article VI hereinabove.

         If any such condition is not fully satisfied by closing, Purchaser may terminate this Contract by written notice to Seller whereupon this Contract shall be cancelled, the earnest money deposit (less $10,000.00) shall be returned to Purchaser by the Title Company and thereafter neither Seller nor Purchaser shall have any continuing obligations one unto the other.

                                   ARTICLE IX
                                    CLOSING

         The closing hereunder shall take place at the offices of the Title Company. The closing shall occur on or before thirty (30) days from the date of expiration of the Inspection Period.


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Purchaser shall notify Seller at least five (5) days in advance of the exact time and date of closing. Seller and Purchaser hereby agree that Purchaser shall have the right to obtain one (1) sixty (60) day extension of the deadline for closing hereunder by delivering to Seller an additional Twenty-Five Thousand Dollars ($25,000.00) in earnest money. If Purchaser exercises this right, then the deadline for closing of this Contract shall be extended by sixty (60) days; the additional $25,000.00 earnest money deposit that must be made by Purchaser in order to extend the deadline for closing of this Contract by sixty (60) days shall be non-refundable to Purchaser except in the event of a default by Seller hereunder, but, if this Contract closes, shall be applied in partial satisfaction of the purchase price payable hereunder.

                                   ARTICLE X
                        SELLER'S OBLIGATIONS AT CLOSING

          At the closing, Seller shall do the following:

               a. Deliver to Purchaser a Special Warranty Deed covering the Subject Property, duly signed and acknowledged by Seller, which deed shall be in form reasonably acceptable to Purchaser for recording and shall convey to Purchaser good and marketable title to the Subject Property, free and clear of all liens, rights-of-way, easements, and other matters affecting title to the Subject Property, except for the Permitted Exceptions.

               b. Deliver or cause to be delivered to Purchaser an Owner Policy of Title Insurance (the "Title Policy") covering the Subject Property, in the amount of the purchase price, in the form prescribed by the Texas State Board of Insurance. Such Title Policy may contain as exceptions only the Permitted Exceptions and the standard printed exceptions except that: (i) the exception relating to restrictions against the Subject Property shall be deleted, except for such restrictions as may be included in the Permitted Exceptions; (ii) the exception relating to discrepancies, conflicts, or shortages in area or boundary lines, or any encroachment or overlapping of improvements which a survey might show shall be deleted except for shortages in area; and (iii) the exception relating to standby fees and ad valorem taxes shall except only to taxes owing for the current year and subsequent assessments for prior years due to change in land usage or ownership. The additional premium charged by the Title Company for modifying the survey exception shall be paid by Purchaser.

               c. Deliver such evidence or other documents that may be reasonably required by the Title Company evidencing the status and capacity of Seller and the authority of the person or persons who are executing the various documents on behalf of Seller in connection with the sale of the Subject Property.

               d. Deliver a non-withholding statement that will satisfy the requirements of Section 1445 of the Internal Revenue Code so that Purchaser is not required to withhold any portion of the purchase price for payment to the Internal Revenue Service.

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               e. Deliver to Purchaser any other documents or items necessary or convenient in the reasonable judgment of Purchaser to carry out the intent of the parties under this Contract.

                                   ARTICLE XI
                       PURCHASER'S OBLIGATIONS AT CLOSING

          At the closing, Purchaser shall deliver to Seller the purchase price in cash.

                                  ARTICLE XII
                             COSTS AND ADJUSTMENTS

          At closing, the following items shall be adjusted or prorated between Seller and Purchaser:

          a. Ad valorem taxes for the Subject Property for the current calendar year shall be prorated as of the date of closing, and Seller shall pay to Purchaser in cash at closing Seller's prorata portion of such taxes. Seller's prorata portion of such taxes shall be based upon taxes actually assessed for the current calendar year.

          b. All other closing costs, including but not limited to, recording and escrow fees shall be divided equally between Seller and Purchaser; provided, however, that Seller and Purchaser shall each be responsible for the fees and expenses of their respective attorneys.

         Seller agrees to indemnify and hold Purchaser harmless of and from any and all liabilities, claims, demands, suits, and judgments, of any kind or nature (except those items which under the terms of this Contract specifically become the obligation of Purchaser), brought by third parties and based on events occurring on or before the date of closing and which are in any way related to the ownership, maintenance, or operation of the Subject Property, and all expenses related thereto, including, but not limited to, court costs and attorneys' fees.

         Purchaser agrees to indemnify and hold Seller harmless of and from any and all liabilities, claims, demands, suits, and judgments, of any kind or nature, brought by third parties and based on events occurring subsequent to the date of closing and which are in any way related to the ownership, maintenance or operation of the Subject Property, and all expenses related thereto, including, but not limited to, court costs and attorneys' fees.


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                                  ARTICLE XIII
                               ENTRY ON PROPERTY

         Purchaser, Purchaser's agents, employees, servants, or nominees, are hereby granted the right to enter upon the Subject Property at any time prior to closing for the purpose of inspecting the Subject Property and conducting such engineering and mechanical tests as Purchaser may deem necessary or advisable, any such inspections and tests to be made at Purchaser's sole expense. Purchaser agrees to indemnify and hold Seller harmless from and against any and all losses, damages, costs, or expenses incurred by Seller as a result of any inspections or tests made by Purchaser.

                                  ARTICLE XIV
                             POSSESSION OF PROPERTY

         Possession of the Property free and clear of all uses and encroachments, except the Permitted Exceptions, shall be delivered to Purchaser at closing.

                                   ARTICLE XV
                                    NOTICES

         All notices, demands, or other communications of any type given by the Seller to the Purchaser, or by the Purchaser to the Seller, whether required by this Contract or in any way related to the transaction contracted for herein, shall be void and of no effect unless given in accordance with the provisions of this paragraph. All notices shall be in writing and delivered to the person to whom the notice is directed, either in person, by facsimile transmission, or by United States Mail, as a registered or certified item, return receipt requested. Notices delivered by mail shall be deemed given when deposited in a post office or other depository under the care or custody of the United States Postal Service, enclosed in a wrapper with proper postage affixed, addressed as follows:

         Seller:                   David M. Fender
                                   116 E. Front Street
                                   Tyler, Texas  71710

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         Purchaser:                George R. Bedell, Esq.
                                   901 Main Street, Suite 3700
                                   Dallas, Texas  75202
                                   Telephone No.: (214) 744-3700
                                   Facsimile No.: (214) 747-3732


                                  ARTICLE XVI
                                    REMEDIES

         In the event that Seller fails to timely comply with all conditions, covenants and obligations of Seller hereunder, it shall be an event of default and Purchaser shall have the option (i) to terminate this Contract by providing written notice thereof to Seller, in which event the earnest money (less $10,000.00) shall be returned immediately to Purchaser by the Title Company and the parties hereto shall have no further liabilities or obligations one unto the other; (ii) to waive any defect or requirement and close this Contract; or
(iii) sue Seller for specific performance or for actual damages; provided, however, that, in the event that Seller violates its obligations pursuant to this Contract and the closing does not occur as a result thereof, Purchaser's right to obtain any damages hereunder shall be limited to the recovery of Purchaser's out-of-pocket expenses, and in no event shall Purchaser have the right to sue for any other damages, including consequential damages, lost profits or punitive damages. In the event that Purchaser fails to timely comply with all conditions, covenants, and obligations Purchaser has hereunder, such failure shall be an event of default, and Seller's sole remedy shall be to receive the earnest money. The earnest money is agreed upon by and between the Seller and Purchaser as liquidated damages due to the difficulty and inconvenience of ascertaining and measuring actual damages, and the uncertainty thereof, and no other damages, rights, or remedies shall in any case be collectible, enforceable, or available to the Seller other than in this paragraph defined, and Seller shall accept the earnest money as Seller's total damages and relief.


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                                  ARTICLE XVII
                                   ASSIGNMENT

         This Contract may be assigned by the Purchaser to any person, firm, corporation or other entity which the Purchaser may, at its sole discretion, chose, but only on condition that any such assignee must assume and agree to perform all of Purchaser's obligations hereunder. Purchaser shall promptly provide Seller with written notice of any assignment made pursuant to this paragraph.

                                     XVIII
                       INTERPRETATION AND APPLICABLE LAW

         This Agreement shall be construed and interpreted in accordance with the laws of the State of Texas. Where required for proper interpretation, words in the singular shall include the plural; the masculine gender shall include the neuter and the feminine, and vice versa. The terms "successors and assigns" shall include the heirs, administrators, executors, successors, and assigns, as applicable, of any party hereto.

                                      XIX
                                   AMENDMENT

         This Contract may not be modified or amended, except by an agreement in writing signed by the Seller and the Purchaser. The parties may waive any of the conditions contained herein or any of the obligations of the other party hereunder, but any such waiver shall be effective only if in writing and signed by the party waiving such conditions and obligations.

                                   ARTICLE XX
                                   AUTHORITY

         Each person executing this Contract warrants and represents that he is fully authorized to do so.

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                                  ARTICLE XXI
                                ATTORNEYS' FEES

         In the event it becomes necessary for either party to file a suit to enforce this Contract or any provisions contained herein, the prevailing party shall be entitled to recover, in addition to all other remedies or damages, reasonable attorneys' fees and costs of court incurred in such suit.

                                  ARTICLE XXII
                              DESCRIPTIVE HEADINGS

         The descriptive headings of the several paragraphs contained in this Contract are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

                                 ARTICLE XXIII
                                ENTIRE AGREEMENT

         This Contract (and the items to be furnished in accordance herewith) constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith. No representation, warranty, covenant, agreement, or condition not expressed in this Contract shall be binding upon the parties hereto or shall affect or be effective to interpret, change, or restrict the provisions of this Contract.

                                  ARTICLE XXIV
                            MULTIPLE ORIGINALS ONLY

         Numerous copies of this Contract may be executed by the parties hereto. Each such executed copy shall have the full force and effect of an original executed instrument.


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                                  ARTICLE XXV
                                   ACCEPTANCE

         Seller shall have until 5:00 o'clock p.m., August 6, 1998, to execute and return a fully executed original of this Contract to Purchaser, otherwise this Contract shall become null and void. Time is of the essence of this Contract. The date of execution of this Contract by Seller shall be the date of execution of this Contract. If the final date of any period falls upon a Saturday, Sunday, or legal holiday under the laws of the State of Texas, then in such event the expiration date of such period shall be extended to the next day which is not a Saturday, Sunday, or legal holiday under the laws of the State of Texas.

                                  ARTICLE XXVI
                             REAL ESTATE COMMISSION

         In the event that this Contract closes, but not otherwise, Seller agrees to pay at closing a real estate commission in the amount of three percent (3%) of the purchase price, such commission to be paid to Pirtle Real Estate Services. Seller represents and warrants to Purchaser that Seller has not contacted or entered into any agreement with any other real estate broker, agent, finder, or any other party in connection with this transaction, and that Seller has not taken any action which would result in any other real estate broker's, finder's, or other fees or commissions being due and payable to any other party with respect to the transaction contemplated hereby. Purchaser hereby represents and warrants to Seller that Purchaser has not contracted or entered into any agreement with any other real estate broker, agent, finder, or any other party in connection with this transaction, and that Purchaser has not taken any action which would result in any other real estate broker's, finder's, or other fees or commissions being due or payable to any other party with respect to the transaction contemplated hereby. Each party hereby indemnifies and agrees to hold the other party harmless from any loss, liability, damage, cost, or expense (including reasonable attorneys' fees) resulting to the other party by reason of a breach of the representation and warranty made by such party herein. Notwithstanding

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anything to the contrary contained herein, the indemnities set forth in this
Article XXVI shall survive the closing.

         EXECUTED on this the 5th day of August, 1998.

                                      SELLER:


                                      /s/ DAVID M. FENDER
                                      -----------------------------------------
                                      David M. Fender



                                      /s/ JANE M. FENDER
                                      -----------------------------------------
                                      Jane M. Fender


         EXECUTED on this the 1st day of August, 1998.

                                      PURCHASER:


                                      /s/ GEORGE R. BEDELL, ESQ.
                                      -----------------------------------------
                                      George R. Bedell, Esq.


RECEIPT OF EARNEST MONEY AND ONE (1) EXECUTED COUNTERPART OF THIS CONTRACT IS HEREBY ACKNOWLEDGED:

TITLE COMPANY:

SAFECO LAND TITLE OF DALLAS



By: /s/ J. G. KERR
    --------------------------
Name: J. G. Kerr
      ------------------------
Its: Vice President
     -------------------------


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